Lincoln Financial

Law Department
The Lincoln National Life Insurance Company
1301 South Harrison Street
Fort Wayne, Indiana 46802

Nadine Rosin
Assistant Vice President
and Senior Counsel
Phone: 860-466-3822
Nadine.Rosin@LFG.com

VIA EDGAR

September 8, 2025

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-0506

Re: Opinion of Counsel
Lincoln Level Advantage 2 IncomeSM Advisory Index-Linked Annuity Contracts
Lincoln Level Advantage 2 IncomeSM B-Share Index-Linked Annuity Contracts
Pre-Effective Amendment No. 1 (File No. 333-287294)

Dear Sir or Madam:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below. In my opinion:

1.      The Lincoln National Life Insurance Company (the “Company”) is duly organized and existing under the laws of the State of Indiana and has been duly authorized to do business and to issue annuity contracts by the State of Indiana and the Indiana Department of Insurance.

2.      The contracts covered by the above registration statement, and all post-effective amendments relating thereto, when delivered and when the first purchase payment made by an owner all in accordance with the prospectus included in the registration statement and in compliance with the applicable local law, will be a legal and binding obligation of the Company in accordance with its terms. Owners of contracts, as such, will not be subject to any deductions and charges by the Company other than those described in the contract and as referred to in the applicable prospectus.

I consent to the filing of this Opinion as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4.

Sincerely,

/s/ Nadine Rosin

Nadine Rosin